POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph W. Shrader, CG Appleby, Samuel R. Strickland and Horacio D. Rozanski, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-l of Booz Allen Holding Corporation and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Ralph W. Shrader Ralph W. Shrader	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 3, 2010

/s/ Samuel R. Strickland Samuel R. Strickland	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Principal Accounting Officer)	June 3, 2010

/s/ Daniel F. Akerson Daniel F. Akerson	Director	June 3, 2010

/s/ Peter Clare Peter Clare	Director	June 3, 2010

/s/ Ian Fujiyama Ian Fujiyama	Director	June 3, 2010

/s/ Philip A. Odeen Philip A. Odeen	Director	June 3, 2010

/s/ Charles O. Rossotti Charles O. Rossotti	Director	June 3, 2010